Exhibit 10.24

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Peregrine Systems, Inc. (“Peregrine”) and Andrew Cahill (“Employee”) with respect to the following facts:

A.                                   Employee is currently employed by Peregrine as Executive Vice President, Global Field Operations.

B.                                     Employee’s employment will terminate effective November 26, 2003 (“Separation Date”).

C.                                     Employee and Peregrine are parties to a Secured Promissory Note (the “Note”), effective June 8, 2000.

D.                                    The parties desire to settle all claims and issues that have, or could have been raised, between them including all claims in relation to Employee’s employment with Peregrine and arising out of or in any way related to the acts, transactions or occurrences between Employee and Peregrine to date, including, but not limited to, Employee’s employment with Peregrine or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.                                       Severance Package.  Peregrine agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled.  The parties acknowledge and agree that the consideration herein constitutes adequate legal consideration for the promises and representations made by the parties in this Agreement.

1.1.                              Salary Continuation Severance Payments.  Peregrine agrees to pay Employee the equivalent of twelve (12) months’ base salary, or Three Hundred Thirty Thousand Dollars and Zero Cents ($330,000.00), less all appropriate federal and state income and employment taxes (“SC Severance Payment”).  The SC Severance Payment will be paid in semi-monthly installments during the period between December 1, 2003 and November 30, 2004 (“Salary Continuation Period”), following the Effective Date of the Agreement as described in paragraph 8.4.

1.1.1.                     Notwithstanding the above,

[This portion of the Agreement has been omitted pursuant to a request for confidential treatment.  The omitted portion has been filed separately with the Securities and Exchange Commission.]

1.2.                              Lump Sum Severance Payment.  Peregrine agrees to pay Employee $300,000 in a lump sum on January 5, 2004, less all appropriate federal and state income and employment taxes (“LS Severance Payment”).

1.2.1.                     Payment of the LS Severance Payment is not subject to paragraph 1.1.1, above.

1.3.                              Payment of the Note.  Employee agrees to pay to Peregrine all sums remaining unpaid under the Note simultaneously with the payment made to Employee pursuant to section 1.2.

1.4.                              Continuation of Medical, Dental, and Vision Benefits.  Peregrine agrees to reimburse Employee for the cost of continuing medical, dental, and vision benefits under COBRA that is above the amount Employee would pay for such benefits as a full-time employee, provided Employee makes a timely election under COBRA.  Peregrine will continue these payments through the earlier to occur of November 30, 2004, and the date Employee is eligible for medical benefits from another employer.

1.5.                              Del Mar Country Club Membership.  Peregrine and Employee acknowledge that the Del Mar Country Club Membership, originally understood by the parties to be held in Peregrine’s name, has recently been determined to be held in Employee’s name and is, therefore, Employee’s membership and not an asset of Peregrine.  Peregrine will make a payment to appropriate tax authorities to cover Employee’s imputed income on the payments made by the Company for this membership.  This payment will be made through Peregrine’s normal payroll gross up process.

1.6.                              Initial Communication of Employee’s Termination.  Employee has agreed to and approved the language set forth in Attachment A to the Agreement, which is incorporated herein by reference, to be distributed by Peregrine to initially communicate that his employment with Peregrine has terminated.

2.                                       General Release.

2.1.                              Except as provided in 6.5, Employee unconditionally, irrevocably and absolutely releases and discharges Peregrine, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Peregrine, past and present, as well as Peregrine’s employees, officers, directors, agents, successors and assigns(collectively, “Released Parties”) from all claims related in any way to the transactions or occurrences between Employee and Released Parties to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Peregrine, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Peregrine.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, ERISA, FMLA and all claims for attorneys’ fees, costs and expenses.

2.1.1.                     Except to the extent provided in paragraph 6.5, this release further includes an agreement on the part of Employee to release and consent to the disallowance, with prejudice, of all proofs of claim that have been or could be filed by Employee in the Peregrine bankruptcy case, including, without limitation, proof of claim numbers 809 and 812.  Employee will cooperate with Peregrine in submitting an order to the bankruptcy court disallowing these proofs of claim.

2.2.                              Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that are presently known or believed to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3.                              Employee declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected and, regardless of the adequacy or inadequacy of the consideration, he intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims to the fullest extent permitted by law.

3.                                       California Civil Code Section 1542 Waiver.  Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.                                       Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any Released Parties in any court or with any governmental agency.  Employee further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of Employee that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters discharged herein.

5.                                       Nondisparagement.  Employee agrees not to make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices, products, services or conduct of Peregrine or any of the other Released Parties.

6.                                       Confidentiality and Return of Peregrine Property.

6.1.                              Confidential Separation Information.  Employee agrees that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Employee and Peregrine.  Employee further agrees that Employee will not disclose the Confidential Separation Information to any other persons, except that Employee may disclose such information to Employee’s immediate family members and to Employee’s attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes.  When releasing this information to any such person, Employee shall advise the person receiving the information of its confidential nature, and shall receive from such person, that person’s agreement to maintain the confidentiality of the information provided to that person.  Neither Employee, nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information.  Without limiting the generality of the foregoing, Employee specifically agrees that neither Employee, Employee’s immediate family, Employee’s attorney nor Employee’s accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Peregrine.

6.2.                              Confidential and Proprietary Information.  Employee also agrees that Employee will not use, remove from Peregrine’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Peregrine or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, human resources records, payroll records, personnel file records, billing records, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Peregrine and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

6.3.                              Return of Company Property.  By signing this Agreement, Employee represents and warrants that Employee will have returned to Peregrine on or before the Separation Date, all Peregrine property, including all confidential and proprietary information, as described in paragraph 6.2 above, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

6.4.                              Continuing Obligations.  Employee further agrees to comply with all continuing obligations of the Invention, Non-Disclosure and Arbitration Agreement, signed by him, including but not limited to promises to protect all confidential and proprietary information of Peregrine.  Employee understands that he may have knowledge that may be needed by Peregrine in the event of an investigation or court proceeding involving Peregrine.  In return for the severance payment Employee is receiving under the Agreement, Employee agrees to cooperate fully with and respond truthfully, completely, and promptly to any request for information made by Peregrine or its attorneys in connection with any investigation or court proceeding involving Peregrine.  Peregrine agrees to reimburse Employee for reasonable travel expenses that Employee incurs at Peregrine’s request to respond to Peregrine requests for information.  Peregrine agrees to consider in good faith any request for information made by Employee or his attorneys in connection with any investigation or court proceeding involving Employee, but Peregrine will determine in its sole discretion whether or not to provide any such information and Peregrine reserves the right in its sole discretion to notify any government agency of information provided to Employee.

6.5.                              Advance of Legal Expenses; Indemnification.  [This portion of the Agreement has been omitted pursuant to a request for confidential treatment.  The omitted portion has been filed separately with the Securities and Exchange Commission.]  Any claim(s) for indemnification of Employee with regard to Peregrine arising out of facts occurring before the effective date of the Fourth Amended Plan of Reorganization of Peregrine Systems Inc. and Peregrine Remedy, Inc., as modified (the “Plan”), shall be governed exclusively by the terms of the Plan.  Any claims for indemnification of Employee with regard to Peregrine arising out of facts occurring after the effective date of the Plan, shall be governed by applicable law.

6.6                                 Noncompetiton/Inevitable Disclosure.  Employee acknowledges that Peregrine’s business is highly innovative and competitive and that trade secret information and Confidential Information that Employee has come to possess during his employment involve valuable and proprietary information, including information with regard to the products, services, product development and design, manufacturing, pricing and sales and marketing strategy.  Employee further acknowledges that this trade secret information and Confidential Information would necessarily be utilized by Employee during the lifecycle of the Company’s products, even if Employee attempted in good faith not to utilize the information, if Employee were to accept other employment involving products and/or services similar to those with which Employee was involved with Peregrine.  Although the lifecycles of such products and services vary depending upon the service or the product, Employee and Peregrine agree that for Peregrine and its products a 12 month period of protection is reasonable and necessary in order to protect Peregrine’s trade secrets and Confidential Information.  Accordingly, Employee agrees that for the 12 month period following the termination of Employee’s employment with Peregrine, Employee will not, directly or indirectly, engage in any business, or become an employee of, consult with, render services for, own, manage, control, participate in, or in any manner engage in any business where the performance of Employee’s duties and/or the knowledge utilized would be similar to the duties of, or the knowledge utilized by, Employee at Peregrine, for in such circumstances Employee and Peregrine agree that the performance of Employee’s duties for any such new employer, business or entity would inevitably result (through intentional, negligent or inadvertent action) in Employee’s utilizing trade secret or Confidential Information that Employee acquired as a result of Employee’s employment by, or association with, Peregrine.  Because of the international scope of Peregrine’s markets, Employee and Peregrine agree that such limitations shall apply throughout the world wherever Peregrine sells its products.

7.                                       No Admissions.  By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed or such in any legal or administrative proceeding.

8.                                       Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

8.1. Employee acknowledges and agrees that he has read and understands the terms of this Agreement.

8.2.                              Employee acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

8.3.                              Employee acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Employee understands that, at him option, Employee may elect not to use the full 21-day period.

8.4.                              This Section 8 shall not become effective or enforceable until the eighth day after Employee signs this Agreement.  In other words, Employee may revoke his acceptance of this Section within seven (7) days after the date he signs it.  Employee’s revocation must be in writing and received by Peregrine’s Human Resources Department by 5:00 p.m. P.S.T. on the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Section shall become binding and enforceable on the eighth day (“Effective Date”).  The SC Severance Payment is being paid in consideration of his waiver of any claims with regard to the federal Age Discrimination in Employment Act and that in the event of a revocation provided in this subsection 8.4, such payments will not be made.

9.                                       Severability.  In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.                                 Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.  Employee and Peregrine agree that in the event an action or proceeding is instituted by the other in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

11.                                 Good Faith.  The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

12.                                 Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the state of California.

13.                                 Entire Agreement; Modification.  Except with respect to any rights that may exist in either party with regard to indemnification, this Agreement, including the surviving provisions of the Invention, Non-Disclosure and Arbitration Agreement (including its arbitration provisions) referenced above, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee’s separation of employment with Peregrine and settlement of all claims between the parties other than those set forth in this Agreement.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	12/24/03	By:
Andrew Cahill

Dated:	12/24/03	By:
Mary Lou O’Keefe
Sr. VP, Human Resources

ADDITIONAL CONSIDERATION

In order to induce Peregrine Systems, Inc. hereinafter “Peregrine”) to enter into the foregoing Agreement, I agree to forever release and discharge Peregrine and any past and present parent, subsidiary, and related corporations of Peregrine as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past and present, from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of my husband by Peregrine, the separation of that employment, and any dealings between the parties concerning my husband’s employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder.  This release is intended to apply to any and all claims based on common law contract theories or state or federal statutory or constitutional law theories.  As a further inducement to Peregrine to enter into the Agreement, I agree that the provisions of the foregoing Agreement relating to confidentiality shall be incorporated herein by reference and I agree to abide by each such provision and every obligation thereof as if they had been written to apply directly to me.

Executed this 12th day of December, 2003

Janet Cahill